Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-122438, 333-136867, 333-141621, 333-172059, 333-176902, 333-186266, 333-213222 and 333-214895) of American Woodmark Corporation of our report dated March 6, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the accounting for deferred income taxes discussed in Note 1 as to which the date is January 28, 2018 relating to the financial statements of RSI Home Products, Inc., which appears in this Current Report on Form 8-K/A of American Woodmark Corporation.

/s/ PricewaterhouseCoopers LLP

Irvine, CA

February 7, 2018